Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

La Jolla Pharmaceutical Company
San Diego, California

We hereby consent to the incorporation by reference in the Reoffer Prospectus constituting a part of this Registration Statement of our report dated March 30, 2012, relating to the consolidated financial statements, of La Jolla Pharmaceutical Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California
December 20, 2013

R-220 (4/11)